As filed with the Securities and Exchange Commission on September 27, 2024
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DARDEN RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)

Florida	59-3305930
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Darden Center Drive
Orlando, Florida 32837
(Address of Principal Executive Offices) (Zip Code)

Darden Restaurants, Inc. 2015 Omnibus Incentive Plan
(Full title of the plan)

Matthew R. Broad, Esq.
Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Darden Restaurants, Inc.
1000 Darden Center Drive
Orlando, Florida 32837
(407) 245-4000
(Name, address and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Darden Restaurants, Inc. (the “Company”) previously filed a Registration Statement on Form S-8 (Registration No. 333-207060) registering the issuance of 6,726,247 shares of the Company’s common stock under the Darden Restaurants, Inc. 2015 Omnibus Incentive Plan (the “2015 Plan”). As of September 17, 2024, a total of 3,001,028 shares of common stock remained available for future grants under the 2015 Plan.

On September 18, 2024, the Company’s shareholders approved an amendment and restatement of the 2015 Plan that, among other things, increased the number of shares of the Company’s common stock that may be issued under the 2015 Plan by 2,600,000 shares. The amendments also extended the termination date of the 2015 Plan to September 18, 2034, removed provisions that are no longer applicable under current law and made various other non-material changes to the provisions of the 2015 Plan.

Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 is being filed by the Company for the purpose of registering the issuance of an additional 2,600,000 shares of the Company’s common stock under the 2015 Plan. This Registration Statement will increase the number of shares registered and remaining available for future grants under the 2015 Plan as of September 18, 2024 to 5,601,028 shares. The content contained in the Company’s Registration Statement on Form S-8 (Registration No. 333-207060) is hereby incorporated by reference pursuant to General Instruction E.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission by Darden Restaurants, Inc. (“we,” “us” or “Darden”), are incorporated by reference in this registration statement (excluding any documents or portions of documents not deemed to be filed):

(a)our Annual Report on Form 10-K for the fiscal year ended May 26, 2024, filed July 19, 2024 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed on August 5, 2024, incorporated by reference therein);

(b)our Quarterly Report on Form 10-Q for the period ended August 25, 2024, filed September 27, 2024;

(c)our Current Reports on Form 8-K filed June 20, 2024 (only with respect to Item 5.03), July 17, 2024, September 18, 2024 and September 19, 2024 (Item 5.07 filing); and

(d)the description of our common stock contained in Exhibit 4.7 to our Annual Report on Form 10-K for the fiscal year ended May 26, 2024, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

Anthony G. Morrow, who has given an opinion of counsel with respect to the securities to which the registration statement relates, is our Senior Vice President, Associate General Counsel — Securities and Finance and Assistant Secretary. As an officer of Darden, Mr. Morrow is eligible to receive awards under the 2015 Plan. As of

September 26, 2024, Mr. Morrow held 12,902 shares of Darden common stock, 1,739 unvested Darden restricted stock units, 1,957 unvested Darden performance stock units that may settle in shares of Darden common stock, options to purchase 11,928 shares of Darden common stock, of which 3,016 were unvested, and 46 shares of Darden common stock held through a partnership.

ITEM 6. Indemnification of Directors and Officers.

Florida law contains provisions permitting and, in some situations, requiring Florida corporations to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with their service to the corporation in those capacities. Our Amended and Restated Articles of Incorporation and Bylaws contain provisions requiring us to indemnify our directors and officers to the fullest extent permitted by law. Among other things, these provisions provide indemnification for officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advancement and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding.

In addition, our Amended and Restated Articles of Incorporation and Bylaws authorize us to purchase insurance for our directors and officers insuring them against certain risks as to which we may be unable lawfully to indemnify them. We maintain such insurance coverage for our officers and directors as well as insurance coverage to reimburse Darden for potential costs of our corporate indemnification of officers and directors.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

Exhibit No.	Exhibit Description

4.1	Amended and Restated Articles of Incorporation effective June 29, 2016 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed July 5, 2016).
4.2	Bylaws as amended effective June 18, 2024 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed June 20, 2024).
4.3	Amended and Restated Darden Restaurants, Inc. 2015 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended August 25, 2024).
5.1	Opinion of Anthony G. Morrow, Esq.
23.1	Consent of Anthony G. Morrow, Esq. (included in Exhibit 5.1).
23.2	Consent of KPMG LLP.
24	Power of Attorney.
107.1	Filing Fee Table.

ITEM 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act);

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on September 27, 2024.

DARDEN RESTAURANTS, INC.

By:	/s/ Ricardo Cardenas
Ricardo Cardenas
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on September 27, 2024.

Signature	Title

/s/ Ricardo Cardenas	Director, President and Chief Executive Officer
Ricardo Cardenas /s/ Rajesh Vennam	(principal executive officer) Senior Vice President, Chief Financial Officer
Rajesh Vennam /s/ John W. Madonna	(principal financial officer) Senior Vice President, Corporate Controller
John W. Madonna By: /s/ Anthony G. Morrow	(principal accounting officer)
Anthony G. Morrow Attorney-in-fact for:
Margaret Shân Atkins	Director
Juliana L. Chugg	Director
James P. Fogarty	Director
Cynthia T. Jamison	Director
Nana Mensah	Director
William S. Simon	Director
Charles M. Sonsteby	Director
Timothy J. Wilmott	Director